UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2023

Ares Industrial Real Estate Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-56032	47-1592886
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Tabor Center,

1200 Seventeenth Street, Suite 2900

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Directors

Effective as of August 16, 2023, the Board of Directors (the “Board”) of Ares Industrial Real Estate Income Trust Inc. (the “Company,” “we,” “our,” or “us”) expanded the size of the Board by two to a total of nine directors. In connection with this expansion, the Board appointed Mr. David M. Fazekas and Ms. Dawanna Williams to serve as directors on the Board. Mr. Fazekas and Ms. Williams will serve on the Board until their respective successors are duly elected and qualify.

David M. Fazekas — Partner, Co-President and Director

Mr. Fazekas has served as a Partner and Co-President of the Company since February 2023. Mr. Fazekas is a Partner and Head of Ares Industrial Management, where he focuses on U.S. industrial real estate equity. During the past five years, Mr. Fazekas has also held similar leadership roles at other companies sponsored by affiliates of our former sponsor, Black Creek Group, including Industrial Property Trust Inc., DC Industrial Liquidating Trust and Industrial Income Trust Inc. From 2008 through September 2010, Mr. Fazekas served as the Senior Vice President and Project Principal for Panattoni Development Company Inc., a leading development company that leases and owns industrial, office and retail properties in more than 175 cities throughout the U.S., Canada and Europe. From 2007 to 2008, he was the Director of Acquisitions for ZAIS Group LLC (“ZAIS”), which during his tenure managed over $11 billion of assets across a wide spectrum of investment platforms. Prior to ZAIS, Mr. Fazekas spent six years as the Director of Real Estate Acquisitions for RREEF Deutsche Bank. Early in his career, he served as the Vice President of Acquisitions for Delma Properties, Inc. Mr. Fazekas holds a B.S. from Rutgers University in Business and Economics and an M.S. from New York University in Real Estate Finance and Investments.

Mr. Fazekas will continue to serve as Partner and Co-President of the Company, and therefore is not an independent director. There are no transactions between the Company and Mr. Fazekas that would be required to be reported under Item 404(a) of Regulation S-K.

Dawanna Williams — Independent Director

Ms. Williams is the founder of Dabar Development Partners, a real estate development and investment firm focused on the conversion, renovation and new construction of real estate properties primarily in New York City and has served as its Managing Principal since September 2003. From August 2010 to December 2013, Ms. Williams served as General Counsel of Victory Education Partners and, prior to that, served as a commercial real estate senior associate at Sidley Austin LLP from May 1999 to August 2003, and as an associate at Paul Hastings from July 1996 to March 1999. Since 2022, Ms. Williams has been a director of Compass, Inc., (NYSE: COMP), a publicly-traded, technology-enabled residential real estate brokerage company, and since 2021, has been a director of FocusImpact Acquisition Corp. (NASDAQ: FIAC), a publicly-traded, special purpose acquisition corporation and ACRES Commercial Realty Corp. (NYSE: ACR), a publicly-traded, real estate investment trust. Ms. Williams has also served on the Board of the New York Real Estate Chamber since 2014, has been a member of the board of the New York City Trust for Cultural Resources since 2017 and has served on the Board of Directors of the Apollo Theater since 2018, chairing its Real Estate Committee. Ms. Williams holds an A.B. from Smith College in Economics and Government, J.D. from University of Maryland Francis King Carey School of Law and an M.P.A. from Harvard Kennedy School.

The Board determined that Ms. Williams qualifies as an independent director in accordance with the criteria in the Company’s charter and bylaws, the applicable rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. The selection of Ms. Williams to serve as a director was not pursuant to any arrangement or understanding with any other person. There are no transactions between the Company and Ms. Williams that would be required to be reported under Item 404(a) of Regulation S-K.

For her service as a director, Ms. Williams will be entitled to receive the compensation payable to our independent directors, as described under “Compensation of Directors and Executive Officers—Compensation of Directors” in the Company’s definitive proxy statement on Schedule 14A relating to the Company’s 2023 annual meeting of stockholders filed with the Securities and Exchange Commission (the “SEC”) on April 13, 2023.

In connection with her appointment as a director of the Company, we entered into an indemnification agreement with Ms. Williams effective as of August 16, 2023. The terms of the indemnification agreement are substantially identical to the terms of the indemnification agreements we have entered into with each of our other directors and our executive officers, including Mr. Fazekas.

The indemnification agreement requires, among other things, that, subject to certain limitations, we will indemnify Ms. Williams and advance to her all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. This description of the indemnification agreement is a summary and is qualified in its entirety by the full terms of our form of indemnification agreement, which was included as Exhibit 10.6 to Post-Effective Amendment No. 1 to our Registration Statement on Form S-11 (Registration No. 333-200594) filed with the SEC on July 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARES INDUSTRIAL REAL ESTATE INCOME TRUST INC.

August 18, 2023	By:	/s/ SCOTT A. SEAGER
Name: Scott A. Seager
Title: Managing Director, Chief Financial Officer and Treasurer

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